EXHIBIT 99.1

OptimumBank Holdings, Inc. Announces Year End Results

FORT LAUDERDALE, Fla., Jan. 31, 2013 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), the parent company of OptimumBank ("Company"), announced today a net loss for the fourth quarter ending December 31, 2012 of approximately $(2.3) million, or $(.07) per basic share, as compared to a net loss for the same period last year of approximately $(57,000), or $(.003) per basic share. The net loss for the year ending December 31, 2012 was approximately $(4.7) million, or $(.15) per basic share, as compared to a net loss for the prior year of approximately $(3.7) million, or $(.17) per basic share.

A large portion of the net loss for the 2012 fourth quarter was a $1.3 million provision for loan losses resulting from lower current valuations of several older problem loan relationships. Chairman Moishe Gubin said, "I am disappointed with the results, but I believe we have dealt with the majority of the legacy issues since the recapitalization of the Company in late 2011."

For the year ending December 31, 2012, the Company reduced non-performing assets by approximately 22.7% or $8.2 million to a total of $28.0 million. Chairman Gubin noted, "We continue to have a number of transactions in process that should further reduce non-performing assets in 2013." Mr. Gubin also said, "Core demand deposits grew 8% this year as a result of new business relationships, which helped reduce the Company's cost of funds at December 31, 2012 to a historical low."

The Company's capital ratios exceeded its regulatory capital requirements at December 31, 2012, with a tier one leverage capital ratio of 8.12% and a total risk-based capital ratio of 12.22%.

The Company offers a wide array of lending and retail banking products to individuals and businesses in Broward, Miami-Dade and Palm Beach Counties through its executive offices and three branch offices in Broward County, Florida.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe OptimumBank Holdings, Inc.'s expectations regarding future events.  Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

CONTACT: Moishe Gubin, Chairman of the Board
         or Richard L. Browdy, President
         (954) 776-2332